Exhibit 10.1

EMPLOYMENT AGREEMENT
CEO and President

Between
Mark Bradley Feldgreber
And
The Players Network

September 1, 2010

THE PLAYERS NETWORK
EMPLOYMENT AGREEMENT
CEO and Chairman, Players Networks

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of September 1, 2010 by and between Mark Bradley Feldgreber ("Employee") and The Players Network, a Nevada corporation ("Employer"or the “Company”).

WHEREAS, Employee is the founder and a major continuing creative force within Employer and essential to its growth and development.

WHEREAS, Employee's abilities and services are unique and essential to the prospects of Employer.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties hereby agree as follows.

Section 1.  Employment.

1.1           Term.  Employer shall employ Employee, and Employee shall serve Employer for Five (5) years commencing on the date of this Agreement, subject to the provisions set forth below.

1.2           Duties.

(a)            Capacity.  So long as he is employed by Employer, Employee shall be employed as CEO and Chairman of the Board of Players Network in Las Vegas and will be an employee of the Employer at all times during the term of this Agreement. Employer and Employee acknowledge and agree that Employee’s position is the Chief Executive Officer and shall be entitled to the rights and benefits that are afforded to the responsibilities of Chief Executive Officer.  Employee will report directly to the Company’s Board of Directors. Employee will also serve as a member of the Board of Directors as allowed by the SEC to represent a member from the Company’s day to day operations.

The duties and corresponding authority would include, but are not limited to, maintaining the Company’s public status within the legal guidelines of the Security and Exchange Commission, overseeing the overall direction of Company growth through financing, business development, strategic positioning, distribution partners, branding, day to day operations, creation of new entertainment industry programming, the acquisition of programming, co-productions and the outsource production services of the Company’s soundstage and production capabilities with a focused direction to increase the Company’s revenue and share holder value.

Day to day operational duties include, but not be limited to, having the final approval in the negotiations of all major contracts, hiring of management and other employees, the creative and business direction of the company, and, working directly with the Company’s legal counsel, auditors, and other senior management, consultants and producers. In the exercise of his duties, Employee will comply with all policies and procedures of the Employer as its relates to hiring and discharging employees that directly or indirectly report to Employee.  He will also provide input regarding compensation including raises and bonuses for senior management employees to the Board of Directors or its compensation committee as directed and required by compensation policies established by the Board of Directors. .

(b)            Schedule.  So long as he is employed by Employer, Employee shall devote the majority of Employee’s working time and attention, as necessary, to faithfully and fully carryout his duties described herein; provided, however, Employee may (i) serve as a Director of other business organizations with the prior written approval of Employer, (ii) devote time to and invest in non-competing side activities, provided that such activities do not individually or in the aggregate interfere with his duties so as to adversely affect Employer's business.  Employee shall at all times perform his duties and obligations faithfully, diligently and to the best of Employee's ability.

(c)            Key Man Insurance.  Employer may for its benefit and at its own expense insure Employee's life.  Employee agrees to submit to such physical examination and supply such information as may be reasonably required in connection therewith.

1.3           Compensation. As compensation for the services to be rendered during such period and the other obligations undertaken by Employee hereunder, Employee shall be entitled to the following compensation:

(a)            Base Salary. Subject to increases pursuant to the cost of living adjustment described below, Employer shall pay to Employee an annual base salary of One Hundred and Seventy-Five Thousand Dollars ($175,000) during the term of this Agreement (the "Base Salary") or such greater amount as may be determined upon a review of Employee's performance to be undertaken pursuant to Company policy regarding performance reviews by the Board of Directors at least once annually. Employee's Base Salary shall be payable in accordance with Employer's standard payroll procedures.  Employee's Base Salary at the commencement of the second and each subsequent year shall be adjusted to provide for  cost of living increases based upon the percentage increase (if any) in the Consumer Price Index for All Urban Consumers (1967=100; All Cities), prepared by the United States Bureau of Labor Statistics, or any successor thereto, over said Index in effect at the commencement of the preceding calendar year.

(b)            Trading Price. “Trading Price” means, for any security as of any date, the closing price on the Over-The-Counter Bulletin Board, or applicable trading market {the “OTCBB”} as reported by a reliable reporting service (“Reporting Service”).

(1) In the event the Board of Directors determines that the Company cannot afford to pay Employee any portion of his Base Salary, Employee may, at his sole option elect one of the following:

a. Agree to defer receipt of his Base Salary until such time as the Company has the funds to pay him.  In the event that Employee elects this option, the unpaid salary shall be paid with no interest and shall be issued stock equal to 20% of the deferred salary based upon the average 30-day Trading Price prior to such election to defer. Upon election the certificates must be issued within five (5) business days, and the election cannot be revoked for any reason whatsoever without forfeiture of the unpaid salary.

b. Elect to convert all, or a portion of the unpaid Salary into Common Stock at a market value equal to 80% of the average 30-day Trading Price prior to each election. Upon election the certificates must be issued within five (5) business days, and the election cannot be revoked for any reason whatsoever without forfeiture of the unpaid salary.

(c)            Certain Benefits.  Employee shall be entitled to participate in all employee benefit programs established by the Company from time to time for employees or executives of Employer to the extent that executives or senior management employees of Employer generally are eligible to participate in such programs.  Employee shall be further entitled to an annual paid vacation of four (4) weeks and other benefits in accordance with Employer's policies as from time to time established by the Company or the Employer's Board of Directors (the "Board") for employees and/or senior executive officers and the following:  (i) full medical, dental and vision insurance plans for Employee and his immediate family; (ii) a per month automobile leasing, operating, insurance and maintenance expense allowance of $700 per month or the cash equivalent in the form of an expense reimbursement; (iii) cell phone and other communication device acquisition and operating expenses.  (iiii) Membership at the Foundation Room or an equivalent business club.

(i) It is understood that payment of all the above benefits are contingent on the Company’s ability to afford such benefits.  At such time as the Company can afford such benefits, Employee will not be eligible for any retroactive compensation for benefits.

(d)            Annual Performance Bonus.  Employer shall pay Employee an annual bonus, subject to meeting mutually agreed upon annual performance criteria mutually established by Employer and Employee.

(e)            Reimbursement of Expenses.  Subject to such rules and procedures which from time to time are reasonably specified by the Employer, Employer shall reimburse Employee for reasonable and necessary business expenses incurred in the performance of Employee's duties under this Agreement, including without limitation travel, entertainment, gifts and promotional expenses.  In many cases the Employee’s expenses will be charged directly to the Company’s corporate credit card.

(f)            Severance Compensation for Termination Without Cause.  In the event that Employee's employment is terminated by Employer for any reason (other than as a result of the termination of this Agreement pursuant to Sections 3.1 or 3.2) or terminated by Employee as a result of a material breach of this Agreement by Employer (any of the foregoing, an "Involuntary Termination"), Employee shall be entitled to continue to receive his Base Salary and all benefits, including but not limited to automobile and Employee and family health insurance for the remainder of the Term of this Agreement as if the Agreement had not been terminated.  In addition, Employee shall receive from Employer, on the effective date of the Involuntary Termination, a lump sum amount equal to two times the Employee's then current Base Salary.  Further, all stock options that Employee would be eligible though the natural term of this Agreement will immediately become fully vested. In the event Employee or his family is ineligible under the terms of any insurance to continue to be covered, the Company shall provide Employee and Employee's family with substantially equivalent coverage through other sources or will provide Employee with a lump sum payment equal to the agreed upon value of the continuation of such insurance coverage to which Employee is entitled under this Section 1.3(d).

 (h)           Most Favored Nations Benefits; Incentive Stock Option Plan. Employee shall participate in all stock, option, and other executive pools and programs offered to any other executive officers or employees of Employer or any of its divisions or subsidiaries.

Section 2.   Nondisclosure and Noncompetition.

2.1           Nondisclosure.  Employee recognizes the interests of Employer in maintaining the confidential nature of its proprietary and other business and commercial information.  In consideration thereof, Employee shall not (except as authorized in writing by Employer or in the ordinary and normal course of performing his duties hereunder) during his employment hereunder and for a period ending one (1) year after the date Employee's employment is terminated for any reason, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret or confidential matter, or proprietary or other information not otherwise available in the public domain and acquired by Employee during his employment hereunder or through representation on Employer's Board, relating to any aspect of the operations, activities, or obligations of Employer, including, without limitation, any confidential material or information relating to Employer's business, customers, suppliers, trade or industrial practices, trade secrets, technology, know-how or intellectual property.  All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to Employer shall be and remain the sole property of Employer.  Upon termination of Employee's employment hereunder, Employee shall not remove from Employer's premises or retain any of the materials described in this Section 2.1, except with the prior written consent of Employer and all such materials in Employee's possession shall be delivered promptly to Employer.  Employer hereby agrees and acknowledges that in event that Employee is terminated for an Involuntary Termination then the provisions of this entire Section 2 shall immediately terminate in its entirety.

2.2           Noncompetition.  Employee covenants and agrees that, except for activities which are expressly permitted by Section 1.2(b):

(a)           So long as he is employed by Employer, Employee shall not, without the prior written consent of Employer, directly or indirectly, as an employee, employer, agent, principal, proprietor, partner, stockholder, consultant, director, or corporate officer, engage in any business that is in competition with the business of Employer.

(b)           If the scope of any restrictions contained in subparagraph (a) is too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

2.3           Specific Performance.  Employee acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section 2 would be inadequate and, in recognition of this fact, Employee agrees that in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Section 3.  Termination.

3.1           Death.  This Agreement shall terminate upon Employee's death.  In the event of Employee's death while in the employ of Employer, Employer shall pay to the such person or persons as the Employee may specifically designate (successively or contingently) by filing a written beneficiary designation with Employer during Employee's lifetime ("Designated Beneficiaries") 100% of Employee's Base Salary as in effect immediately prior to Employee's death, payable to Employee's Designated Beneficiaries at the beginning of each month for a period of Twelve (12) months following Employee's death.

3.2           Cause.  Employer shall have the right to terminate this Agreement and Employee's employment hereunder for cause upon written notice to Employee.  The term "cause" shall mean Employee must have (i) been willful, gross or persistent in Employee's inattention to Employee's duties or Employee committed acts which constitute willful or gross misconduct and, after written notice of the same has been given to Employee and he has been given an opportunity to cure the same within thirty (30) days after such notice; or (ii) committed fraud against the Company.  If Employee's employment is terminated for cause, as defined above and Employee does not consent to such termination, such termination shall not be considered effective and Employee's rights under this Agreement during the Term of Employment shall continue until the existence of such cause has been determined by an independent arbitrator appointed by the American Arbitration Association and either party's rights to petition a court of law for a decision in the matter have been exhausted.  In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration by an appointee of the American Arbitration Association and to cooperate with the arbitrator, with all costs of arbitration paid by the Employer.

Section 4. Indemnification of Employee.  Employer shall defend and indemnify Employee at Employer's sole expense to the full extent of Nevada law with respect to all claims, causes of action and adversarial proceedings of every nature to which Employee is or may become subjected in his role as an Officer or Director of Employer and Employee shall have the right to select his own counsel.  Employer's indemnification duty shall survive the termination or expiration of this Agreement.  In the event that Employer elects to change coverage or carriers for its Directors and Officers insurance (“D & O Insurance”), Employer shall notify Employee of such change and arrange to purchase, at a minimum, a five-year tail policy for such former insurance policy at the sole expense of Employer and deliver evidence of such tail policy to Employee within five (5) days after termination of Employer’s existing D & O Insurance. Section.

 5.  Miscellaneous.

5.1           Amendment.  This Agreement may be amended only in writing executed by the parties hereto, which has been approved in advance by a majority of the disinterested members of the Board.

5.2           Expenses.  Employer shall pay or reimburse Employee for all costs and expenses, including court costs and reasonable attorney's fees, incurred by Employee as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of this Agreement or any provision hereof.

5.3           Mitigation.  In the event of a termination of Employee's employment for any reason, Employee shall not be required to seek other employment. In addition, no amount payable under this Agreement shall be reduced by any compensation earned by Employee as a result of employment by another employer after such termination of employment with Employer.

5.4           Entire Agreement.  This Agreement and the other agreements expressly referred to herein set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof.

55            Notices.  Any notice, request, consent and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon the earlier of receipt or five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties, and to the persons to whom copies shall be sent, at their respective addresses set forth below.

If to Employer:	The Players Network
1771 E. Flamingo, Suite 202A
Las Vegas, Nevada 89119
Attention: Board of Directors

If to Employee:	Mark Bradley Feldgreber
5243 Sunny Beach Lane
Las Vegas, Nevada 89118

Any party by written notice to the other party given in accordance with this Section may change the address or the persons to whom notices or copies thereof shall be directed.

5.6           Successors .  This Agreement shall bind and inure to the benefit of the successors, heirs and personal representatives of each of the parties hereto.

5.7           Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.  All parties agree that venue for any and all claims arising from the Agreement shall be located in the state or federal courts located in Clark County, Nevada.

5.8           Severability.  If any provision of this Agreement shall be adjudicated to be, in whole or in part, invalid, ineffective or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.  The invalid, ineffective and unenforceable provision shall, without further action by the parties, be automatically amended to effect so much of the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

5.9           Waivers.  Any waiver by any party of any violation, breach, or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provisions, or waiver of any other violation, breach or default under any other provision of this Agreement.

5.10         Headings.  The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

5.11         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same Agreement.

5.12         Enforcement.  In the event that either party resorts to legal action to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

5.13         Legal Representation Employee acknowledges and agrees that he has read and understands the terms set forth in this Agreement and has been given a reasonable opportunity to consult with an attorney prior to execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

THE PLAYERS NETWORK, Inc.

By
	Secretary: Board of Directors	Approved At Board Meeting Held on

Accepted:

By:
	Mark Bradley Feldgreber	Date